Exhibit 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

AMGEN INC.

I, the undersigned, do hereby certify:

(1) That I am a duly elected, qualified and acting officer of Amgen Inc., a Delaware corporation (the “Company”); and

(2) That the resolutions duly adopted by the Board of Directors of the Company on October 16, 2013, did amend the Amended and Restated Bylaws (the “Bylaws”) of the Company to add a new Article XV that provides as follows:

“ARTICLE XV

Forum for Adjudication of Disputes

Section 46. Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine.”

IN WITNESS WHEREOF, I have hereunto subscribed my name this 16th day of October 2013.

/s/ David J. Scott
David J. Scott
Senior Vice President, General Counsel and Secretary